UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 20, 2013
LDR HOLDING CORPORATION
(Exact Name of Registrant as Specified in its Charter)
_____________________

DELAWARE (State or Other Jurisdiction of Incorporation)	001-36095 (Commission File Number)	20-3933262 (I.R.S. Employer Identification No.)
13785 Research Boulevard, Suite 200 Austin, Texas 78750 (Address of Principal Executive Offices)		78750 (Zip Code)
Registrant’s telephone number including area code: (512) 344-3333
No change since last report (Former Name or Address, if Changed Since Last Report)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3- Securities and Trading Markets
Item 3.02      Unregistered Sales of Equity Securities
On December 27, 2013, LDR Holding Corporation (the “Company”) issued an aggregate of 650,669 shares of its common stock, par value $0.001 per share (“Common Stock”) to two investors pursuant to the exercise of warrants issued February 11, 2011, for aggregate proceeds of $4,392.02.   The issuances by the Company of the shares of Common Stock described above under this Item 3.02 of this Current Report on Form 8-K were not registered under the Securities Act or any state securities laws. With respect to the issuance of shares of Common Stock in connection with the exercise of the warrants, the Company has relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof and the rules and regulations promulgated thereunder.

Section 5 - Corporate Governance and Management
Item 5.02.    Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On December 20, 2013, the Compensation Committee of the Board of Directors of the Company completed its annual review of the compensation for the executive officers of the Company. As a result of this review, which resulted in increases to the compensation of the Company’s executive officers, the Compensation Committee approved changes to the compensation for Christophe Lavigne, the Company’s Chief Executive Officer.
Effective January 1, 2014, Mr. Lavigne’s annual salary will increase from $450,000 to $500,000, and his target incentive bonus will increase from 33% of base salary to 75% of base salary, with one-fifth of such incentive bonus being paid based upon quarterly performance targets and four-fifths of such incentive bonus being paid based upon annual performance targets. Mr. Lavigne's incentive bonus targets are related to the Company's earnings and revenue for the relevant periods, as well as Compensation Committee discretion.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LDR HOLDING CORPORATION

By:	/s/ Robert McNamara
Name:	Robert McNamara
Title:	Executive Vice President, Chief Financial Officer
Dated:    December 27, 2013